Exhibit 99.1

AEGION CORPORATION REPORTS
2016 FIRST QUARTER FINANCIAL RESULTS

•
Adjusted (non-GAAP) 2016 first quarter earnings were $0.12 per diluted share compared to adjusted earnings of $0.13 per diluted share in the first quarter of 2015. On a GAAP basis, 2016 first quarter loss was $0.11 per diluted share compared to net income of $0.04 per diluted share in the prior year.

•
Consolidated cash and cash equivalents at March 31, 2016 were $127.9 million, an $8.1 million decline from March 31, 2015. The decline in cash and cash equivalents was due substantially to funding for the acquisition of Underground Solutions, Inc. in February 2016.

•	Consolidated contract backlog at March 31, 2016 was $756.7 million, an increase of approximately 1.0 percent from March 31, 2015.

St. Louis, MO - May 2, 2016 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the first quarter of 2016. On a GAAP reporting basis, there was a net loss of $3.8 million, or $0.11 per diluted share, compared to net income of $1.4 million, or $0.04 per diluted share. Excluding acquisition-related expenses in both time periods and charges associated with the restructuring plan announced on January 6, 2016 (the “2016 Restructuring”) and Aegion’s strategic realignment and restructuring plan announced in October 2014 (the “2014 Restructuring”), adjusted net income for the first quarters of 2016 and 2015 were $4.3 million, or $0.12 per diluted share, and $4.8 million, or $0.13 per diluted share, respectively.

Aegion’s President and Chief Executive Officer, Charles R. Gordon commented, “Our first quarter operating results were in line with our expectations and represent a good start to the year. We plan to take advantage of stable conditions across many of the Company’s end markets, realize our cost reduction targets and improve execution to deliver full year 2016 adjusted earnings per share in line with 2015 results. The acquisition of Underground Solutions and the divestiture of our Canadian pipe coating business earlier this year are examples of how we are aligning our portfolio around two strategic markets, urban infrastructure and midstream pipelines. These core markets provide the Company with the opportunity for long-term stable organic growth.”

CONTRACT BACKLOG
(Unaudited, in millions)
The following table sets forth consolidated backlog by segment (in millions):

	March 31, 2016	December 31, 2015	March 31, 2015
Infrastructure Solutions (1)	$327.6	$311.2	$354.2
Corrosion Protection	259.9	272.5	159.3
Energy Services (2) (3)	169.2	192.8	238.2
Total backlog	$756.7	$776.5	$751.7
_________________________________

(1)	March 31, 2016, December 31, 2015 and March 31, 2015 included backlog from restructured entities of zero, $0.5 million and $7.7 million, respectively.

(2)	March 31, 2016, December 31, 2015 and March 31, 2015 included upstream-related backlog of $34.4 million, $41.1 million and $83.0 million, respectively.

(3)
Represents expected unrecognized revenues to be realized under long-term Master Service Agreements and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

March 31, 2016 compared to March 31, 2015
Consolidated contract backlog increased approximately 1.0 percent to $756.7 million. The backlog comparison includes the impact from the Company’s decision to downsize in certain high-cost upstream markets in early 2016, remaining backlog in the restructured international CIPP contracting markets in 2015 and a large pipe coating and insulation contract added to backlog at December 31, 2015.
Infrastructure Solutions’ backlog declined $26.6 million, or 7.5 percent, to $327.6 million. In the North American water and wastewater market, backlog was the second highest for a first quarter period compared to record first quarter backlog at March 31, 2015. Current backlog is representative of a continued robust market in North America. Underground Solutions contributed $11.5 million to backlog at March 31, 2016. There was an $8 million negative variance due to remaining backlog in 2015 associated with the exit of contracting activities in several international wastewater pipeline rehabilitation markets. In addition, a large pressure pipe rehabilitation project for the nuclear industry, valued at approximately $13 million, was included in contract backlog at March 31, 2015 and was completed during 2015.
Corrosion Protection backlog increased $100.6 million, or 63.1 percent, to $259.9 million because of the Company’s deepwater pipe coating and insulation contract, valued at over $130 million, signed during the fourth quarter of 2015. Partially offsetting the increase in backlog were the Company’s February 2016 sale of its 51 percent stake in its Canadian pipe coating joint venture and the negative impact from further reductions in capital and maintenance expenditures by upstream customers, particularly in the Canadian market. Backlog for the midstream market is at adequate levels consistent with the expectations for 2016.
Energy Services backlog declined $69.0 million, or 29.0 percent, to $169.2 million as a result of a significant decline in upstream backlog associated with the non-renewal in late 2015 of two long-term upstream maintenance contracts in Central California and the decision to downsize the upstream operations in January 2016. Downstream backlog declined modestly due to an expected reduction in turnaround activity in 2016.

Aegion Realignment and Restructuring

2016 Restructuring

On January 4, 2016, the Company’s board of directors approved the 2016 Restructuring to downsize its exposure in the upstream oil markets and to reduce consolidated costs. As part of management’s ongoing assessment of its energy-related businesses, the Company determined the persistent low price of oil is expected to create market challenges for the foreseeable future, including reduced customer spending in 2016. During the first quarter of 2016, the Company made significant progress toward completing the objectives of the 2016 Restructuring, including downsizing Energy Services’ upstream operations in Central California, reducing Corrosion Protection’s upstream exposure by divesting its interest in a Canadian pipe coating joint venture, right-sizing Corrosion Protection to compete more effectively and reducing corporate and other operating costs.

The 2016 Restructuring is expected to reduce costs by $15.0 to $16.0 million, more than originally planned, with most of the cost reductions expected to be realized in 2016 primarily through headcount reductions and office closures. The Company expects to reduce headcount by approximately 900 employees, or 14.5% of the total workforce. Headcount reductions totaled 705 as of March 31, 2016. The Company expects to substantially complete the restructuring in the second quarter of 2016 and record total estimated pre-tax charges between $11.0 to $13.0 million, most of which will be cash charges. This is an increase from the original estimate of $7.0 to $9.0 million. The actual and anticipated charges consist primarily of employee severance, extension of benefits, employment assistance programs, early lease termination and other restructuring costs. Total pre-tax restructuring charges during the first quarter of 2016 were $9.7 million ($6.6 million after tax), all of which were cash charges. The higher cost was due to additional headcount reductions and associated costs to complete existing projects in the Central California operations, which have taken longer than originally anticipated.

Consolidated Highlights

First Quarter 2016 versus First Quarter 2015
The Company reports its results on a GAAP and adjusted (non-GAAP) basis. Adjusted measures exclude certain pre-tax charges and are reconciled to the most directly comparable GAAP measures beginning on page 8.

Consolidated revenues declined $15.3 million, or 4.9 percent, to $293.9 million. Favorable contributors included revenue growth in the North American water and wastewater pipeline rehabilitation market compared to record performance in the prior year, a $4.7 million contribution from the acquisition of Underground Solutions, which closed on February 18, 2016, and completion of several refinery turnaround projects in the Energy Services platform. Two primary factors offset the revenue contribution in the quarter. First, customer-driven reduction of two large upstream contracts and the strategic decision to downsize the upstream exposure in the high-cost oil extraction markets in Canada and Central California negatively impacted the Corrosion Protection and Energy Services platforms, respectively. Second, the broader Canadian energy market is under more pressure this year than in 2015, which negatively affected revenues for Corrosion Protection compared to much higher revenues in the prior year. As a result, Infrastructure Solutions increased revenues by $3.3 million, or 2.7 percent, to $125.8 million. Revenues for Corrosion Protection declined $9.3 million, or 9.1 percent, to $92.4 million. Revenues for Energy Services declined $9.3 million, or 10.9 percent, to $75.7 million. Foreign currency translation adversely impacted consolidated revenues by $5.6 million, mostly in Corrosion Protection, but also within Infrastructure Solutions.

Consolidated adjusted gross profit decreased $3.5 million, or 6.0 percent, to $55.7 million. Adjusted gross margins declined 20 basis points to 18.9 percent. The decline in consolidated adjusted gross profit and margins was primarily the result of the factors impacting revenue performance noted above. Corrosion Protection’s performance was particularly affected by the impact of the market factors in Canada, where historical margins are the highest in the segment. In Energy Services, gross profit was negatively impacted by additional upstream costs in Central California to complete the remaining maintenance contracts, cost overruns on certain lump-sum construction projects and higher start up costs for certain turnaround projects in the downstream operations. Infrastructure Solutions gross profit and margins increased during the first quarter of 2016 because of continued improvements in the North American operations and a $2.6 million contribution from Underground Solutions. In terms of segment performance, adjusted gross profit for Infrastructure Solutions increased $2.4 million, or 8.2 percent, to $31.0 million and adjusted gross margins increased 120 basis points to 24.6 percent. Gross profit for Corrosion Protection declined $3.6 million, or 17.4 percent, to $17.2 million and gross margins declined 190 basis points to 18.6 percent. Energy Services’ gross profit declined $2.3 million, or 23.3 percent, to $7.5 million and margins declined 160 basis points to 9.9 percent. Foreign currency translation adversely impacted consolidated gross profit by approximately $1.0 million, mostly in Corrosion Protection, but also within Infrastructure Solutions.

Consolidated adjusted operating expenses decreased $0.9 million, or 1.9 percent, to $48.0 million. As a percent of consolidated revenues, the adjusted operating expense ratio increased 50 basis points to 16.3 percent. The Company realized approximately $3.5 million in operating expense reductions from the 2016 Restructuring, in line with expectations. Adjusted operating expenses for Infrastructure Solutions increased 2.5 percent to $21.0 million. Operating expenses included $1.4 million from the February 2016 acquisition of Underground Solutions, which offset additional cost savings from the integration of the operations within Infrastructure Solutions, which began in the fourth quarter of 2014, and continued cost containment efforts in the European operations. Adjusted operating expenses for Corrosion Protection declined 1.0 percent to $20.1 million and declined 15.2 percent to $6.9 million for Energy Services, both as a result of the actions taken with respect to the 2016 Restructuring. Foreign currency translation favorably impacted consolidated operating expenses by approximately $1.0 million, primarily in Corrosion Protection, but also within Infrastructure Solutions.

Consolidated adjusted operating income declined $2.6 million, or 25.5 percent, to $7.7 million. Adjusted operating margins declined 70 basis points to 2.6 percent. Infrastructure Solutions’ adjusted operating income increased $1.9 million, or 22.7 percent, to $10.0 million due to strong performance in North America in the water and wastewater pipeline rehabilitation market and a $1.3 million contribution from Underground Solutions. Adjusted operating margins increased 130 basis points to 8.0 percent. Corrosion Protection’s adjusted operating loss was $2.9 million and Energy Services recognized adjusted operating income of $0.6 million. Both of these segments were impacted by the higher-cost oil extraction markets, which resulted in the decision to reduce the Company’s upstream exposure. Corrosion Protection’s performance was negatively affected by more difficult market conditions in Canada associated with the upstream and midstream markets compared to strong activity in the prior year. Foreign currency translation was not material to the platform or consolidated results for operating income.

During the first quarter of 2016, the Company recognized $1.1 million in currency losses in Other Income/(Expense) related to the revaluation of dollar denominated deposits in certain international locations.

The effective tax rate on a GAAP basis was a benefit of 54.6 percent on a pre-tax loss. The Company recorded a $1.9 million benefit to consolidated taxes and net income related to the corporate tax valuation allowance as a result of changes in the realization of future tax benefits. Excluding the tax effects from the restructuring charges and acquisition-related expenses in the first quarter of 2016, the adjusted effective tax rate was a negative 33.9 percent. The Company anticipates the adjusted effective tax rate in the remaining quarters and full year 2016 will be approximately 30 percent because of the expectation for a greater proportion of earnings in higher tax jurisdictions, primarily the United States.

Cash Flow
First quarter 2016 compared to first quarter 2015

Net cash flow used by continuing operations was $2.0 million compared to $12.2 million used in the prior year. This follows the typical pattern of cash flow from operating activities being at the seasonally lowest during the first quarter of the year. Net changes in working capital was a $11.6 million use of cash compared to a $25.8 million use of cash in the same period last year. Days sales outstanding on receivables decreased approximately 10 days, excluding several large deposits related to a pipe coating and insulation coating project received during the first quarter of 2016. The improvement in cash collections was largely offset by an increase in payments for accounts payable and accrued expenses.

Net cash flow used by investing activities was $91.8 million compared to $11.5 million used in the prior year. The Company used $85.2 million, net of cash acquired, to acquire Underground Solutions on February 18, 2016. Approximately $60 million of the purchase price was funded from existing cash balances with the remainder drawn from the Company’s line of credit. Capital expenditures were $10.1 million compared to $4.2 million in the prior year. The increase in capital expenditures primarily reflects plant upgrades related to an upcoming large pipe coating and insulation contract at the Company’s Louisiana pipe coating facility. In the first quarter 2016, the Company received proceeds of $7.6 million for the sale of the Company’s 51 percent interest in Bayou Perma-Pipe, Ltd., following the decision to reduce the Company’s exposure in the Western Canadian oil market.

Net cash flows from financing activities provided $13.3 million compared to $11.7 million used in the prior year. The Company used $16.3 million to repurchase 910,656 shares of Company common stock through open market purchases and in connection with the Company’s equity compensation programs. The Company borrowed $34.0 million from its line of credit during the first quarter of 2016, primarily to fund the acquisition of Underground Solutions, and made payments of $4.4 million related to long-term debt. During the first quarter of 2015, the Company used net cash of $6.2 million to repurchase stock and $6.5 million to pay down the principal balance on its long-term debt.

Net cash flow for the first quarter of 2016 was an outflow of $83.8 million, which included a $3.4 million negative impact from currency exchange rate changes. This compares to a cash outflow of $39.0 million in the first quarter of 2015.

About Aegion

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Aegion’s business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on February 29, 2016, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

About Non-GAAP Financial Measures

Aegion has presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The adjusted earnings per share in the quarters ended March 31, 2016 and 2015 exclude certain charges related to the Company’s restructuring efforts and acquisition-related expenses.

Aegion management uses such non-GAAP information internally to evaluate financial performance for Aegion’s operations because Aegion’s management believes such non-GAAP information allows management to more accurately compare Aegion’s ongoing performance across periods. As such, Aegion’s management believes that providing non-GAAP financial information to Aegion’s investors is useful because it allows investors to evaluate Aegion’s performance using the same methodology and information used by Aegion management.

Aegion®, the Aegion® logo, Fyfe®, Schultz Mechanical™ and Underground Solutions® are registered trademarks of Aegion Corporation and its affiliates. (AEGN-ER)

CONTACT:	Aegion Corporation
David A. Martin, Executive Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended March 31,
	2016	2015
Revenues	$293,908	$309,166
Cost of revenues	239,494	249,976
Gross profit	54,414	59,190
Operating expenses	50,725	49,084
Acquisition-related expenses	1,031	323
Restructuring charges	6,797	658
Operating income (loss)	(4,139)	9,125
Other income (expense):
Interest expense	(3,615)	(3,232)
Interest income	32	126
Other	(973)	(2,779)
Total other expense	(4,556)	(5,885)
Income (loss) before taxes on income	(8,695)	3,240
Taxes (benefit) on income (loss)	(4,746)	1,868
Net income (loss)	(3,949)	1,372
Non-controlling interests	157	(13)
Net income (loss) attributable to Aegion Corporation	$(3,792)	$1,359

Earnings (loss) per share attributable to Aegion Corporation:
Basic	$(0.11)	$0.04
Diluted	$(0.11)	$0.04

Weighted average shares outstanding - Basic	35,488,580	37,309,829
Weighted average shares outstanding - Diluted	35,488,580	37,541,549

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended March 31, 2016

	As Reported (GAAP)	Restructuring Charges	Acquisition- Related Expenses	As Adjusted (Non-GAAP)
		(1)	(2)
Affected Line Items:
Cost of revenues	$239,494	$(35)	$(1,209)	$238,250
Gross profit	54,414	35	1,209	55,658
Operating expenses	50,725	(2,730)	—	47,995
Acquisition-related expenses	1,031	—	(1,031)	—
Restructuring charges	6,797	(6,797)	—	—
Operating income (loss)	(4,139)	9,562	2,240	7,663
Income (loss) before taxes on income	(8,695)	9,562	2,240	3,107
Taxes (benefit) on income (loss)	(4,746)	3,084	609	(1,053)

Net income (loss) attributable to Aegion Corporation (3)	(3,792)	6,478	1,631	4,317

Diluted earnings (loss) per share:
Net income (loss) attributable to Aegion Corporation (3)	$(0.11)	$0.18	$0.05	$0.12
_________________________________

(1)
Includes the following non-GAAP adjustments: (i) pre-tax restructuring charges for cost of revenues of $35 related to the write-off of certain other assets; (ii) pre-tax restructuring charges for operating expenses of $2,730 related to wind-down and other restructuring-related charges; and (iii) pre-tax restructuring charges of $6,797 related to employee severance, extension of benefits, employment assistance programs and early lease termination costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations. The vast majority of restructuring charges relate to the 2016 Restructuring.

(2)
Includes the following non-GAAP adjustments: (i) inventory step up expense of $1,209 for cost of revenues recognized as part of the accounting for business combinations in connection with the Company’s acquisition of Underground Solutions; and (ii) expenses of $1,031 incurred in connection with the Company’s acquisition of Underground Solutions and other potential acquisition activity pursued by the Company during the period.

(3)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended March 31, 2015

	As Reported (GAAP)	Restructuring Charges	Acquisition-Related Expenses	As Adjusted (Non-GAAP)
		(1)	(2)
Affected Line Items:
Cost of revenues	$249,976	$(14)	$—	$249,962
Gross profit	59,190	14	—	59,204
Operating expenses	49,084	(163)	—	48,921
Acquisition-related expenses	323	—	(323)	—
Restructuring charges	658	(658)	—	—
Operating income	9,125	835	323	10,283
Other income (expense):
Interest expense	(3,232)	42	—	(3,190)
Other	(2,779)	2,661	—	(118)
Income before taxes on income	3,240	3,538	323	7,101
Taxes on income	1,868	265	128	2,261

Net income attributable to Aegion Corporation (3)	1,359	3,273	195	4,827

Diluted earnings per share:
Net income attributable to Aegion Corporation (3)	$0.04	$0.09	$—	$0.13
_________________________________

(1)
Includes the following non-GAAP adjustments: (i) pre-tax restructuring charges for cost of revenues of $14 related to the write-off of certain other assets; (ii) pre-tax restructuring charges for operating expenses of $163 related to allowance for bad debts and other restructuring-related charges; (iii) pre-tax restructuring charges of $658 related to employee severance, extension of benefits, employment assistance programs and early lease termination costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations; and (iv) pre-tax restructuring charges of $2,703 related primarily to the write-off of certain other assets, including the loss on the sale of the CIPP contracting operation in France.

(2)
Includes non-GAAP adjustments related to expenses incurred in connection with the Company’s acquisition of Schultz Mechanical Contractors and other potential acquisition activity pursued by the Company during the period.

(3)	Includes non-controlling interests.

Segment Reporting
Infrastructure Solutions

(in thousands)	Quarter Ended March 31, 2016			Quarter Ended March 31, 2015
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$125,762	$—	$125,762	$122,473	$—	$122,473
Cost of revenues	96,018	(1,244)	94,774	93,858	(14)	93,844
Gross profit	29,744	1,244	30,988	28,615	14	28,629
Gross profit margin	23.7%		24.6%	23.4%		23.4%
Operating expenses	20,926	41	20,967	20,625	(163)	20,462
Acquisition-related expenses	1,031	(1,031)	—	—	—	—
Restructuring charges	1,979	(1,979)	—	658	(658)	—
Operating income	5,808	4,213	10,021	7,332	835	8,167
Operating margin	4.6%		8.0%	6.0%		6.7%
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(1)
Includes non-GAAP adjustments related to: (i) pre-tax restructuring charges associated with the write-off of certain other assets, severance and benefit related costs, and other restructuring charges; (ii) inventory step up expense recognized in connection with the Company’s acquisition of Underground Solutions; and (iii) acquisition expenses incurred primarily in connection with the Company’s acquisition of Underground Solutions.

(2)
Includes non-GAAP adjustments related to pre-tax restructuring charges associated with reserves for potentially uncollectible receivables, early lease termination costs, severance and benefit related costs, and other restructuring charges.

Corrosion Protection

(in thousands)	Quarter Ended March 31, 2016			Quarter Ended March 31, 2015
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$92,446	$—	$92,446	$101,743	$—	$101,743
Cost of revenues	75,247	—	75,247	80,914	—	80,914
Gross profit	17,199	—	17,199	20,829	—	20,829
Gross profit margin	18.6%		18.6%	20.5%		20.5%
Operating expenses	20,449	(317)	20,132	20,329	—	20,329
Restructuring charges	2,420	(2,420)	—	—	—	—
Operating income (loss)	(5,670)	2,737	(2,933)	500	—	500
Operating margin	(6.1)%		(3.2)%	0.5%		0.5%
_________________________________

(1)	Includes non-GAAP adjustments related to pre-tax restructuring charges associated with the write-off of certain other assets, severance and benefit related costs, and other restructuring charges.
Energy Services

(in thousands)	Quarter Ended March 31, 2016			Quarter Ended March 31, 2015
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$75,700	$—	$75,700	$84,950	$—	$84,950
Cost of revenues	68,229	—	68,229	75,204	—	75,204
Gross profit	7,471	—	7,471	9,746	—	9,746
Gross profit margin	9.9%		9.9%	11.5%		11.5%
Operating expenses	9,350	(2,454)	6,896	8,130	—	8,130
Acquisition-related expenses	—	—	—	323	(323)	—
Restructuring charges	2,398	(2,398)	—	—	—	—
Operating income (loss)	(4,277)	4,852	575	1,293	323	1,616
Operating margin	(5.6)%		0.8%	1.5%		1.9%
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(1)
Includes non-GAAP adjustments related to pre-tax restructuring charges associated with the write-off of certain other assets, early lease termination costs, severance and benefit related costs, and other restructuring charges.

(2)	Includes non-GAAP adjustments related to expenses incurred in conjunction with the Company’s acquisition of Schultz Mechanical Contractors.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$127,859	$209,253
Restricted cash	6,615	5,796
Receivables, net of allowances of $7,544 and $14,524, respectively	171,747	200,883
Retainage	36,708	37,285
Costs and estimated earnings in excess of billings	99,911	89,141
Inventories	63,432	47,779
Prepaid expenses and other current assets	62,811	66,999
Assets held for sale	—	21,060
Total current assets	569,083	678,196
Property, plant & equipment, less accumulated depreciation	151,086	144,833
Other assets
Goodwill	294,479	249,120
Identified intangible assets, less accumulated amortization	205,498	174,118
Deferred income tax assets	3,116	2,130
Other assets	5,120	5,616
Total other assets	508,213	430,984
Total Assets	$1,228,382	$1,254,013

Liabilities and Equity
Current liabilities
Accounts payable	$66,655	$72,732
Accrued expenses	99,619	112,951
Billings in excess of costs and estimated earnings	86,962	87,475
Current maturities of long-term debt and line of credit	17,649	17,648
Liabilities held for sale	—	6,961
Total current liabilities	270,885	297,767
Long-term debt, less current maturities	363,381	333,480
Deferred income tax liabilities	17,872	19,386
Other non-current liabilities	11,091	8,824
Total liabilities	663,229	659,457

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 35,156,241 and 36,053,499, respectively	352	361
Additional paid-in capital	186,036	199,951
Retained earnings	421,782	425,574
Accumulated other comprehensive loss	(52,355)	(47,861)
Total stockholders’ equity	555,815	578,025
Non-controlling interests	9,338	16,531
Total equity	565,153	594,556
Total Liabilities and Equity	$1,228,382	$1,254,013

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Quarters Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(3,949)	$1,372

Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	11,376	10,486
Gain on sale of fixed assets	(499)	(200)
Equity-based compensation expense	2,363	1,663
Deferred income taxes	(1,187)	(969)
Non-cash restructuring charges	(212)	(1,359)
Loss on sale of businesses	—	2,864
Loss on foreign currency transactions	1,131	216
Other	(485)	(394)
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash related to operating activities	462	(1,093)
Receivables net, retainage and costs and estimated earnings in excess of billings	29,618	(17,442)
Inventories	(1,806)	(3,455)
Prepaid expenses and other assets	3,382	2,379
Accounts payable and accrued expenses	(39,086)	(24,146)
Billings in excess of costs and estimated earnings	(3,672)	16,896
Other operating	582	981
Net cash used in operating activities	(1,982)	(12,201)

Cash flows from investing activities:
Capital expenditures	(10,060)	(4,234)
Proceeds from sale of fixed assets	956	297
Patent expenditures	(541)	(7)
Restricted cash related to investing activities	(1,086)	—
Purchase of Underground Solutions, Inc., net of cash acquired	(85,167)	—
Purchase of Schultz Mechanical Contractors, Inc.	(500)	(6,479)
Sale of interest in Bayou Perma-Pipe Canada, Ltd., net of cash disposed	4,599	—
Payment to Fyfe Asia sellers for final net working capital	—	(1,098)
Net cash used in investing activities	(91,799)	(11,521)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	38	1,399
Repurchase of common stock	(16,325)	(7,622)
Proceeds from notes payable	—	1,505
Proceeds from line of credit	34,000	26,000
Principal payments on long-term debt	(4,375)	(33,031)
Net cash provided by (used in) financing activities	13,338	(11,749)
Effect of exchange rate changes on cash	(3,394)	(3,569)
Net decrease in cash and cash equivalents for the period	(83,837)	(39,040)
Cash and cash equivalents, beginning of year	211,696	174,965
Cash and cash equivalents, end of period	$127,859	$135,925